Cintas Corporation Reports Second Quarter Sales and Profits

CINCINNATI, December 17, 2003 — Cintas Corporation (Nasdaq:CTAS) today reported revenue for the second quarter of fiscal 2004 of $701 million, a 3 percent increase from the previous year’s second quarter revenue of $681 million. Net income of $70 million increased 10 percent from $63 million last year and earnings per share of $.40 increased 8 percent from $.37 last year.

Scott D.Farmer, Chief Executive Officer, stated, “We are pleased to report solid performance for the second quarter of fiscal 2004. Our rental revenue grew 4.2 percent on an organic basis, up from 2.8 percent in the first quarter. As the U.S. economy shows signs of recovery, we have seen some positive signs in our business as well. Our ability to cross-sell our broad-based product line to many Cintas customers has improved and continues to be a real opportunity for our Company in the future. In addition, our customer retention rate improved slightly during the quarter and pricing continued to firm up. However, at this point in the economic recovery, we see mixed signals. Some customers continue to experience pressures in their business and, as a result, their employment base is not yet growing. In addition, our uniform sales to travel and lodging customers have not shown any measurable signs of strengthening yet. “

Mr. Farmer continued, “We are also pleased with the tremendous progress we have made in improving our operating margins this quarter. The acquisition of Omni Services, now fully integrated into our Company, is contributing nicely to profits. Our ability to leverage our existing infrastructure, combined with our strong leadership position, made that acquisition nicely accretive for our shareholders. In addition, our balance sheet continues to strengthen as our operations gain efficiencies and generate healthy cash flow. These financial resources, combined with our market leadership, management depth and culture, will continue to present opportunities for continued growth. “

Strong Balance Sheet

The Company’s balance sheet is strong and the company has reduced its long-term debt to total capitalization from 28 percent at November 30, 2002 to 21 percent at November 30, 2003. Cash and marketable securities reached $196 million, an increase of $107 million, or 120 percent, from November 30, 2002. Shareholders’ equity reached $1.8 billion, compared to $1.6 billion last year.

Outlook

Mr. Farmer commented, “We reiterate our guidance for the full fiscal year 2004. Our forecast is for revenue to be in a range of $2.75 to $2.95 billion compared to fiscal 2003‘s revenue of $2.69 billion. Our guidance for earnings per share is $1.52 to $1.64 compared to $1.45 for fiscal 2003.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products and first aid and safety products for over 500,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 34 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, outcome of pending environmental matters, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer--513-573-4211

Karen L. Carnahan, Vice President and Treasurer--513-573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	Nov. 30, 2003	Nov. 30, 2002	% Chng.	Nov. 30, 2003	Nov. 30, 2002	% Chng.
Revenue:
Rentals	$548,456	$526,311	4.2	$1,086,860	$1,049,967	3.5
Other services	152,853	154,647	-1.2	292,105	296,717	-1.6

Total revenue	$701,309	$680,958	3.0	$1,378,965	$1,346,684	2.4

Costs and expenses (income):
Cost of rentals	$305,335	$295,140	3.5	$603,480	$582,091	3.7
Cost of other services	102,537	101,995	0.5	194,600	198,757	-2.1
Selling and administrative expenses	176,954	175,846	0.6	353,084	352,678	0.1
Interest income	(560)	(612)	-8.5	(973)	(1,351)	-28.0
Interest expense	6,468	8,012	-19.3	13,348	16,036	-16.8
Write off of loan receivable	--	--	N/A	4,343	--	N/A

Total costs and expenses	$590,734	$580,381	1.8	$1,167,882	$1,148,211	1.7

Income before income taxes	$110,575	$100,577	9.9	$211,083	$198,473	6.4
Income taxes	40,918	37,237	9.9	78,099	73,486	6.3

Net income	$69,657	$63,340	10.0	$132,984	$124,987	6.4

Per share data:
Basic earnings per share	$0.41	$0.37	10.8	$0.78	$0.73	6.8

Diluted earnings per share	$0.40	$0.37	8.1	$0.77	$0.73	5.5

Basic shares outstanding	170,804	170,189		170,727	170,112
Diluted shares outstanding	172,212	172,350		172,021	172,254

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Six Months Ended
	Nov. 30, 2003	Nov. 30, 2002	% Chng.	Nov. 30, 2003	Nov. 30, 2002	% Chng.
Rental gross margin	44.3%	43.9%		44.5%	44.6%
Other services gross margin	32.9%	34.0%		33.4%	33.0%
Total gross margin	41.8%	41.7%		42.1%	42.0%

Pre-tax income margin	15.8%	14.8%		15.3%	14.7%

Net margin	9.9%	9.3%		9.6%	9.3%
Depreciation and amortization	$35,899	$35,246	1.9	$71,334	$73,312	-2.7
Capital expenditures	$26,014	$29,735	-12.5	$57,021	$51,382	11.0

Long-term debt to capitalization	21.3%	28.3%		21.3%	28.3%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	Nov. 30, 2003	Nov. 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$98,596	$50,909
Marketable securities	97,519	38,315
Accounts receivable, net	279,588	287,476
Inventories	212,910	219,964
Uniforms and other rental items in service	301,869	299,989
Prepaid expenses	6,975	9,823

Total current assets	997,457	906,476

Property and equipment, at cost, net	776,814	772,014

Goodwill	730,850	699,586
Service contracts	137,501	150,181
Other assets	52,321	56,584

	$2,694,943	$2,584,841

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$56,271	$65,357
Accrued liabilities	116,839	134,489
Income taxes:
Current	68,724	58,168
Deferred	56,925	63,205
Long-term debt due within one year	23,492	17,355

Total current liabilities	322,251	338,574

Long-term debt due after one year	482,850	610,894

Deferred income taxes	101,424	84,774

Shareholders' equity:
Preferred stock, no par value, 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value, 425,000,000 shares
authorized, 170,890,747 shares issued and
outstanding (170,241,970 at November 30, 2002)	79,178	70,542
Retained earnings	1,701,055	1,490,123
Other accumulated comprehensive income (loss):
Foreign currency translation	9,951	(7,034)
Unrealized loss on derivatives	(1,766)	(3,032)

Total shareholders' equity	1,788,418	1,550,599
	$2,694,943	$2,584,841

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	Nov. 30, 2003	Nov. 30, 2002
Cash flows from operating activities:
Net income	$132,984	$124,987

Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation	58,460	58,692
Amortization of deferred charges	12,874	14,620
Deferred income taxes	8,319	7,016
Change in current assets and liabilities,
net of acquisitions of businesses:
Accounts receivable	(978)	(3,351)
Inventories	16,128	(26,045)
Uniforms and other rental items in service	3,852	(19,049)
Prepaid expenses	632	367
Accounts payable	2,357	4,891
Accrued compensation and related liabilities	(1,287)	(2,361)
Accrued liabilities	(36,008)	(23,996)
Income taxes payable	52,197	46,377

Net cash provided by operating activities	249,530	182,148

Cash flows from investing activities:
Capital expenditures	(57,021)	(51,382)
Proceeds from sale or redemption of marketable securities	12,838	10,422
Purchase of marketable securities	(84,937)	(4,279)
Acquisitions of businesses, net of cash acquired	(13,595)	(16,967)
Other	1,713	(9,642)

Net cash used in investing activities	(141,002)	(71,848)

Cash flows from financing activities:
Repayment of long-term debt	(51,273)	(101,872)
Stock options exercised	3,054	3,226
Other	6,048	(1,373)

Net cash used in financing activities	(42,171)	(100,019)

Net increase in cash and cash equivalents	66,357	10,281
Cash and cash equivalents at beginning of period	32,239	40,628

Cash and cash equivalents at end of period	$98,596	$50,909